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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
OSI Pharmaceuticals, Inc.:

     We consent to the incorporation by reference in the registration statements on Forms S-3 (No. 333-86624 and 333-57784) and on Forms S-8 (No. 333-91118,
333-65072, No. 333-42274, No. 333-39509, No. 333-06861, No. 33-64713, No.
33-60182, No. 33-38443, and No. 33-8980) of OSI Pharmaceuticals, Inc. of our report dated November 17, 2003, with respect to the consolidated balance sheets of OSI Pharmaceuticals, Inc. and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2003, which report appears in the September 30, 2003 annual report on Form 10-K of OSI Pharmaceuticals, Inc.

     As discussed in notes 1(j) and 8 to the consolidated financial statements, the Company fully adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" in 2003 and adopted provisions of SFAS No. 141, "Business Combinations" and SFAS No. 142, for acquisitions consummated on or after July 1, 2001.

     As discussed in note 10 to the consolidated financial statements, the Company early adopted Statement of Financial Accounting Standards No. 145 "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" relating to the classification of the effect of early debt extinguishments in 2002.

                                          /s/ KPMG LLP

Melville, New York
December 1, 2003